EXHIBIT 23







INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of IPALCO Enterprises, Inc. on Form S-8 of our reports dated January 22, 1993 and April 20, 1993 appearing in the Annual Report on Form 10-K of IPALCO Enterprises, Inc. for the year ended December 31, 1992 and in the Annual Report on Form 11-K of Indianapolis Power & Light Company Employees' Thrift Plan for the year ended October 31, 1992, respectively, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche


DELOITTE & TOUCHE
Indianapolis, Indiana

January 25, 1994